Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of May 1, 2010 between Corgenix Medical Corporation, a Nevada corporation (the “Company”), and William H. Critchfield (the “Executive”).

The Company currently employs or intends to employ the Executive in the position of Senior Vice President Finance and Administration and Chief Financial Officer (“Vice President/CFO”). The Company and the Executive desire to enter into an agreement setting forth the terms of the Executive’s employment in such capacities by the Company. In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Now, therefore, in consideration of the rights and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Executive and the Company, the parties agree as follows:

1.                    Replacement of Existing Management Agreement. This Agreement terminates and replaces any prior agreement between the Executive and the Company with respect to the terms of the Executive’s employment, including the Management Agreement dated June 16, 2005. The Executive recognizes that it is in the best interests of the Executive and the Company to modify the Management Agreement as set forth in this Agreement.

2.                    Employment; Position; Term. The Company and the Executive hereby agree to the Executive’s employment by the Company in the position of Vice President/CFO (the “Position”). Subject to earlier termination pursuant to the terms of Section 5, the initial term of this Agreement shall be for thirty-six (36) months, beginning May 1, 2010 and ending at 5:00 Mountain Time on April 30, 2013. Beginning on May 1, 2013 and on each May 1st thereafter (any such day being referred to herein as a “Renewal Date”) the term of this Agreement shall be extended automatically for one additional year unless the Company has provided Executive with written notice at least 120 days in advance of the next Renewal Date that the term of this Agreement shall not be so extended.

3.                    Duties, Responsibilities and Authority. In his capacities in the Position, the Executive shall have the overall responsibility and management of the Company’s financial, accounting, administration and human resource functions.  The Executive shall devote his full professional and managerial time and effort to the performance of the duties of the Position and he shall not engage in any other business activity or activities which, in the mutual judgment of the Executive and the President/CEO, do, in fact, conflict with the performance of his duties under this Agreement, unless agreed to in writing by the President/CEO and attached to this Agreement. Both the Company and the Executive acknowledge that the services to be provided by Executive are critical to the Company’s business.

4.                    Compensation.

(a)                 Salary and Incentive Compensation. For services rendered under this Agreement, the Company shall pay the Executive a monthly salary of

$15,041.83 paid semi-monthly in accordance with the Company’s customary payroll practice.

(b)                 Automobile expense reimbursement. The Company shall reimburse the Executive in the amount of $500.00 per month for reasonable and necessary automobile expenses to be incurred by the Executive in connection with his employment by the Company.

(c)                 Benefits and Vacation. The Executive shall be eligible to participate in such insurance programs (health, disability, or life) or such other employee benefits programs as the Board may approve, on a basis at least as favorable, as well as comparable, to that available to other officers and executive employees of the Company. The Executive may participate in stock option programs of the Company upon such terms as the Board may approve.  The Executive shall be entitled to paid time off from work at the discretion of the President/CEO. The value of any unused vacation time shall not be paid to the Executive upon termination of his employment for any reason.

(d)                 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable out-of pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data. If the Board adopts business reimbursement expense policies, then reimbursement will be made consistent with those policies, which will take priority over this Section 4(e).

5.                    Termination.

(a)                 Termination for Cause. Notwithstanding any provision in this Agreement to the contrary, the Company may terminate the Executive’s employment for “Cause” (as hereinafter defined) immediately upon written notice stating the basis for such termination. “Cause” for termination of the Executive’s employment shall only be deemed to exist if the Executive has breached this Agreement, exhibited willful disobedience of directions of the President/CEO, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive’s conduct has substantially and adversely affected the Company or its reputation. A material failure to perform his duties hereunder that results from the Disability (defined below) of the Executive shall not be considered Cause.

(b)                 Termination Without Cause. Notwithstanding any provision in this Agreement to the contrary, the Company may terminate the Executive’s employment without Cause and for any or no reason, upon 30 days written notice to the Executive. For the avoidance of doubt, the Company’s election not to renew the term of this Agreement beyond the next applicable Renewal Date will not constitute a termination and will not create any rights in favor of the Executive.

(c)                 Death or Disability.

(i)                   In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Agreement shall terminate immediately. However, the Executive’s estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one twelfth (1/12) of the Executive’s annual compensation then in effect as specified in Section 4(a) above.

(ii)                 If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board, has failed to perform his duties under this Agreement on account of Executive’s “Disability” (as hereinafter defined), the Company shall have the right to terminate the Executive’s employment hereunder by written notification to the Executive.  Executive’s Disability means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by Executive), and (2) the Company has determined, based on competent medical advice, that such incapacity is likely to continue for at least six continuous months.  Any such termination for disability shall be only as permitted by the Americans with Disabilities Act.

(d)                 Severance Pay. In the event that the Executive’s employment is terminated by the Company other than for Cause, death, or Disability, the Executive shall be entitled to receive twelve (12) additional months of his then current monthly compensation as specified in Section 4(a), payable on the Company’s normal payroll schedule.  If the Executive voluntarily terminates his employment hereunder, or if his employment is terminated for Cause or due to death or Disability, or if this Agreement is not extended beyond the next applicable Renewal Date, then the Executive shall not be entitled to any severance pay other than as provided in clause (c) of this Section 4, if applicable.

6.                    Change of Control Payment.

(a)                 In the event of a Termination Upon a Change in Control, as set forth in this Section 6, the Executive shall be entitled to receive a lump sum payment equal to twenty-four (24) months of his then current monthly compensation as specified in Section 4(a).

(b)                 “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)                   The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50 percent or more of the total voting power of the stock;

(ii)                 The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

(iii)                the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The forgoing provisions are intended to meet the definition of “change in control” of the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in accordance with such regulations.

(c)                 “Termination Upon a Change in Control” shall mean a termination of the Executive,  within twenty-four (24) months after the first date on which a Change in Control occurs (the “Effective Date”), without Cause or a termination by the Executive for “Good Reason” within eighteen (18) months after the Effective Date.

(d)                 For purpose of this Agreement “Good Reason” shall include, but not be limited to, any of the following (without the Executive’s express written consent):

(i)                   the assignment to the Executive by the Company of duties inconsistent with, or a substantial diminution in the nature or status of, the Executive’s responsibilities;

(ii)                 a reduction of more than 20% by the Company in the Executive’s compensation or the Company-funded benefits as in effect on the Effective Date;

(iii)                a relocation of the location of the Executive’s work assignment outside the Denver or Boulder, Colorado metropolitan area;

(iv)               any material breach by the Company of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by the Executive to the Company setting forth with specificity the nature of the breach; or

(v)                 any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) of the Company.

(e)                 Executive will not be entitled to terminate employment and receive the payments and benefits set forth in Section 6 as the result of a Termination Upon a Change in Control for Good Reason (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, Executive provides written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event.  The Company will have 30 days from the receipt of such notice within which to cure (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, then Executive will not be permitted to terminate employment and receive the payments and benefits as a result of such Good Reason Event.  If, at the end of the Cure Period, the Good Reason Event has not been remedied, Executive will be entitled to terminate employment as a result of such Good Reason Event during the 30 day period that follows the end of the Cure Period.  If Executive terminates employment during such 30 day period, so long as Executive delivered the written notice to the Company of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements set forth in Section 6 of this Agreement, the termination of Executive’s employment pursuant thereto shall be deemed to be a termination before the expiration of this Agreement.  If Executive does not terminate employment during such 30 day period, Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Section 6 as a result of such Good Reason Event.

(f)                  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the Effective Date, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the Effective Date shall mean the date immediately prior to the date of such termination of employment.

(g)                 Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the aggregate of the amount of severance compensation payable to the Executive under this Agreement, plus any other payments or awards which would constitute a “parachute payment” for purposes of Section 280G(b)(2) of the Internal Revenue Code, shall be reduced by any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.  The reduction shall apply first to parachute payment amounts related to any incentive stock plan, then to severance compensation hereunder, then to any other amounts as determined by the Company.

(h)                 If the Executive elects to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) following a Termination Upon a Change in Control or termination by the Company without Cause, then the Company shall pay the difference between: (a) the monthly group health insurance premium the Executive was paying immediately prior to such termination and (b) the total monthly COBRA premium in relation to the continuation of the Executive’s group health insurance coverage only.  Payments made pursuant to the immediately preceding sentence will be made for a period of time equal to eighteen (18) months in the event of a termination without Cause; and twenty-four (24) months in the event of a Termination Upon a Change in Control; provided, however, if COBRA is not available, payments made during the final six (6) months of said twenty-four (24) month period shall be equal to the difference between: (a) the monthly group health insurance premium the Executive was paying immediately prior to such termination and (b) the total monthly premium of an insurance policy comparable to the policy provided by the Company immediately prior to termination.  Notwithstanding the foregoing, payments under this paragraph shall cease if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, or if the Executive’s COBRA coverage would otherwise terminate in accordance with Treasury Regulation § 54.4980B-7, Q/A-1.

7.                    Covenant Not to Compete. During the continuance of his employment hereunder and for a period equal to the greater of (a) eighteen (18) months after termination of employment hereunder, or (b) the period of time for which severance is received, the Executive shall not, anywhere in the United States, engage in any business which competes directly with the Company. The Company and the Executive both acknowledge the importance and value of the Executive’s services to the Company.

8.                    Acceleration of Vesting.

(a)                 Subject to any other provision of this Agreement, in the event of a Change in Control of the Company, all awards due to the Executive outstanding under any of the Company’s incentive stock plans as of the day before the consummation of such Change in Control shall automatically accelerate so that each stock option shall become fully exercisable with respect to the total number of shares subject to such stock option and may be exercised for any or all of those shares as fully-vested shares of common stock as of such date, without regard to the conditions expressed in the agreements relating to such stock option.

(b)                 In the event that the Executive’s employment is terminated by the Company other than for Cause, all awards due to the Executive outstanding under any of the Company’s incentive stock plans shall automatically accelerate so that each stock option shall become fully exercisable with respect to the total number of shares subject to such stock option and may be exercised for any or all of those shares as fully-vested shares of common stock as of such date, without regard to the conditions expressed in the agreements relating to such stock option. The Executive’s rights and obligations (or those of his estate) with respect to any incentive stock award will be governed by the terms of the applicable plan in case of Executive’s death or disability.

9.                    Trade Secrets and Confidential Information. During his employment by the Company and thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company’s business, any of the Company’s confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. The Executive acknowledges access to, and receipt of, such confidential information. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive’s possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon request. The Executive shall notify future employers of the existence of this confidentiality provision.

10.                 Severability. It is the desire and intent of the parties that the provisions of Sections 7 and 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 7 or 9 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 7 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas of time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

11.                 Injunctive Relief. The Executive agrees that any violation by him of the agreements contained in sections 7 and 9 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

12.                 Section 409A of the Internal Revenue Code.

(a)                 It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)                 For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Section 409A, the Company shall maximize the exemptions described in Treasury Regulation § 1.409A-1(b), as applicable.

(c)                 Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(d)                 If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(e)                 Any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement that are taxable to the Executive shall be subject to the following restrictions; (a) each reimbursement or gross-up must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups provided, during a tax year of the Executive may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups to be provided, in any other tax year of the Executive; (c) the period during which any reimbursement or gross-up may be paid or in-kind benefit may be provided shall end one year after the Executive’s separation from service; and (d) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)                  Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

13.                 Miscellaneous.

(a)                 Notices. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered,

to the Company:

11575 Main Street, Suite 400

Broomfield, CO 80020-2782

Attn: President/CEO

to the Executive:

William H. Critchfield

11575 Main Street, Suite 400

Broomfield, CO 80020-2782

(b)                 Binding Effect. This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization. Subject to the forgoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

(c)                 Amendment. This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

(d)                 Applicable Law. This Agreement shall be governed by the laws of the State of Colorado, and the venue of any action or proceeding under this Agreement shall take place in the City and County of Denver, Colorado.

(e)                 Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed as original.

(f)                  Entire Agreement. This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.

(g)                 Advice of Counsel. Executive acknowledges that he has had the opportunity to seek the advice of counsel relating to this Agreement prior to execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Corgenix Medical Corporation	Executive

By:
Name:	William H. Critchfield
Title: